Exhibit 99.1

Investor Relations inquiries:	News Media inquiries:
Lee Fishman	Keoni Wagner
Matson, Inc.	Matson, Inc.
510.628.4227	510.628.4534
lfishman@matson.com	kwagner@matson.com

FOR IMMEDIATE RELEASE

MATSON, INC. ANNOUNCES FOURTH QUARTER AND FULL YEAR 2021 RESULTS

●	4Q21 EPS of $9.39
●	Full Year 2021 EPS of $21.47
●	Full Year 2021 Net Income and EBITDA of $927.4 million and $1,350.3 million, respectively
●	Year-over-year increase in 4Q21 and consolidated operating income driven primarily by China service strength
●	Repurchased approximately 1.0 million and 2.5 million shares in 4Q21 and full year 2021, respectively

HONOLULU, Hawaii (February 17, 2022) – Matson, Inc. (“Matson” or the “Company”) (NYSE: MATX), a leading U.S. carrier in the Pacific, today reported net income of $394.5 million, or $9.39 per diluted share, for the quarter ended December 31, 2021. Net income for the quarter ended December 31, 2020 was $85.6 million, or $1.96 per diluted share. Consolidated revenue for the fourth quarter 2021 was $1,267.0 million compared with $700.1 million for the fourth quarter 2020.

For the twelve months ended December 31, 2021, Matson reported net income of $927.4 million, or $21.47 per diluted share compared with $193.1 million, or $4.44 per diluted share in 2020. Consolidated revenue for the twelve month period ended December 31, 2021 was $3,925.3 million, compared with $2,383.3 million in 2020.

“Matson finished off a strong year with continued improvement in economic and business trends in our markets driving solid performance in both Ocean Transportation and Logistics,” said Chairman and Chief Executive Officer Matt Cox. “Within Ocean Transportation, our China service continued to see significant demand for its expedited ocean services as volume for e-commerce, garments and other goods remained elevated. Continued strong demand for the China service was the primary driver of the increase in consolidated operating income year-over-year. Supply chain congestion remains the current issue in the Transpacific tradelane due to ongoing elevated consumption trends, U.S. domestic supply chain constraints, and inventory restocking. For 2022, we expect these conditions to remain largely in place through at least the October peak season and expect elevated demand for our China service for most of the year.”

Mr. Cox added, “In our domestic ocean tradelanes, we continued to see strong demand with higher year-over-year volumes, including the benefit of an extra week, compared to the largely pandemic-reduced volumes in the year ago period. In Hawaii, we experienced elevated westbound freight demand as the state’s tourism and economy continued to rebound from the pandemic lows and the slowdown in tourism at the beginning of the quarter as a result of the state’s efforts to address the spread of the COVID-19 Delta variant. In Logistics, operating income increased year-over-year compared to the operating income achieved in the year ago period as we continued to see elevated goods consumption, inventory restocking and favorable supply and demand fundamentals in our core markets.”

Fourth Quarter 2021 Discussion and Update on Business Conditions

Ocean Transportation: The Company’s container volume in the Hawaii service in the fourth quarter 2021 was 10.4 percent higher year-over-year. The increase was primarily due to (i) higher retail- and hospitality-related demand due to the continued rebound in tourism and the Hawaii economy and (ii) the benefit of an extra week, compared to the pandemic-reduced volume in the year ago period. Volume in the fourth quarter 2020 was negatively impacted by the state’s COVID-19 mitigation efforts, including restrictions on tourism. Tourism and the Hawaii economy continued to rebound in the fourth quarter 2021 despite a softening in airline passenger traffic early in the quarter due to the state’s efforts to address the spread of the COVID-19 Delta variant. In the near-term, we are cautiously optimistic on further economic recovery in Hawaii primarily due to improvement in the unemployment rate and increasing tourism traffic, including international visitors later in the year, but incremental waves of COVID-19 variants present the possibility of further economic slowdowns.

In China, the Company’s container volume in the fourth quarter 2021 increased 32.7 percent year-over-year. The increase was primarily due to volume from the China-California Express (“CCX”) service and the benefit of an extra week. The total number of eastbound voyages in the China service, including the impact of an extra week, increased by nine year-over-year, of which eight were CCX voyages and one was a CLX voyage. Volume demand in the quarter was driven by e-commerce, garments and other goods. Matson continued to realize a significant rate premium over the Shanghai Containerized Freight Index in the fourth quarter 2021 and achieved average freight rates that were considerably higher than in the year ago period. Supply chain congestion remains the current issue in the Transpacific tradelane due to ongoing elevated consumption trends, U.S. domestic supply chain constraints, and inventory restocking. For 2022, we expect these conditions to remain largely in place through at least the October peak season and expect elevated demand for our China service for most of the year.

In Guam, the Company’s container volume in the fourth quarter 2021 increased 14.0 percent year-over-year primarily due to higher retail-related demand compared to the pandemic-reduced volume in the year ago period. In the near-term, we are cautiously optimistic on further economic growth in Guam as tourism traffic improves as the year progresses.

In Alaska, the Company’s container volume for the fourth quarter 2021 increased 10.2 percent year-over-year primarily due to (i) the increase in volume from the Alaska-Asia Express (“AAX”), (ii) the benefit of an extra week, and (iii) higher southbound volume. In the near-term, we expect improving economic trends in Alaska, but the recovery’s trajectory continues to remain uncertain.

The contribution in the fourth quarter 2021 from the Company’s SSAT joint venture investment was $21.3 million, or $10.4 million higher than the fourth quarter 2020. The increase was primarily driven by higher other terminal revenue and higher revenue per lift.

Logistics: In the fourth quarter 2021, operating income for the Company’s Logistics segment was $14.8 million, or $5.2 million higher compared to the level achieved in the fourth quarter 2020. The increase was due primarily to higher contributions from supply chain management and transportation brokerage as a result of elevated goods consumption, inventory restocking and favorable supply and demand fundamentals in our core markets.

Results By Segment

Ocean Transportation — Three months ended December 31, 2021 compared with 2020

	Three Months Ended December 31,
(Dollars in millions)	2021	2020	Change
Ocean Transportation revenue	$1,025.9	$543.9	$482.0	88.6%
Operating costs and expenses	(565.2)	(435.8)	(129.4)	29.7%
Operating income	$460.7	$108.1	$352.6	326.2%
Operating income margin	44.9%	19.9%

Volume (Forty-foot equivalent units (FEU), except for automobiles) (1)
Hawaii containers	41,500	37,600	3,900	10.4%
Hawaii automobiles	10,600	12,200	(1,600)	(13.1)%
Alaska containers	19,400	17,600	1,800	10.2%
China containers	53,600	40,400	13,200	32.7%
Guam containers	5,700	5,000	700	14.0%
Other containers (2)	5,600	4,900	700	14.3%

(1)	Approximate volumes included for the period are based on the voyage departure date, but revenue and operating income are adjusted to reflect the percentage of revenue and operating income earned during the reporting period for voyages in transit at the end of each reporting period.
(2)	Includes containers from services in various islands in Micronesia and the South Pacific, and Okinawa, Japan.

Ocean Transportation revenue increased $482.0 million, or 88.6 percent, during the three months ended December 31, 2021, compared with the three months ended December 31, 2020. The increase was primarily due to higher revenue in China, higher fuel-related surcharge revenue, and higher revenue in Hawaii and Alaska. The higher revenue in China was primarily due to considerably higher average freight rates and higher volume. The higher revenue in Hawaii and Alaska was primarily the result of higher volume.

On a year-over-year FEU basis, Hawaii container volume increased 10.4 percent primarily due to (i) higher retail and hospitality-related demand due to the continued rebound in tourism and the Hawaii economy and (ii) the benefit of an extra week, compared to the volume in the year ago period, which was negatively impacted by the state’s COVID-19 mitigation efforts, including restrictions on tourism; Alaska volume increased 10.2 percent primarily due to the increase in volume from the AAX, the benefit of an extra week, and higher southbound volume; China volume was 32.7 percent higher primarily due to CCX volume and the benefit of an extra week; Guam volume was 14.0 percent higher primarily due to higher retail-related demand compared to the pandemic-reduced volume in the year ago period; and Other containers volume increased 14.3 percent primarily due to the addition of China-Auckland Express volume in the South Pacific.

Ocean Transportation operating income increased $352.6 million during the three months ended December 31, 2021, compared with the three months ended December 31, 2020. The increase was primarily due to considerably higher average freight rates and higher volume in China, partially offset by higher operating costs and expenses primarily due to the CCX service and higher incremental costs associated with the CLX+ service.

The Company’s SSAT terminal joint venture investment contributed $21.3 million during the three months ended December 31, 2021, compared to a contribution of $10.9 million during the three months ended December 31, 2020. The increase was primarily driven by higher other terminal revenue and higher revenue per lift.

Ocean Transportation — Year ended December 31, 2021 compared with 2020

	Years Ended December 31,
(Dollars in millions)	2021	2020	Change
Ocean Transportation revenue	$3,132.8	$1,853.9	$1,278.9	69.0%
Operating costs and expenses	(1,995.1)	(1,609.1)	(386.0)	24.0%
Operating income	$1,137.7	$244.8	$892.9	364.7%
Operating income margin	36.3%	13.2%

Volume (Forty-foot equivalent units (FEU), except for automobiles) (1)
Hawaii containers	157,600	145,700	11,900	8.2%
Hawaii automobiles	46,600	46,600	—	0.0%
Alaska containers	78,200	72,600	5,600	7.7%
China containers	184,800	118,900	65,900	55.4%
Guam containers	21,900	18,900	3,000	15.9%
Other containers (2)	20,200	17,500	2,700	15.4%

(1)	Approximate volumes included for the period are based on the voyage departure date, but revenue and operating income are adjusted to reflect the percentage of revenue and operating income earned during the reporting period for voyages in transit at the end of each reporting period.
(2)	Includes containers from services in various islands in Micronesia and the South Pacific, and Okinawa, Japan.

Ocean Transportation revenue increased $1,278.9 million, or 69.0 percent, during the year ended December 31, 2021, compared with the year ended December 31, 2020. The increase was primarily due to higher revenue in China and Hawaii, higher fuel-related surcharge revenue, and higher revenue in Alaska. The higher revenue in China was primarily due to considerably higher average freight rates and higher volume. The higher revenue in Hawaii and Alaska was primarily the result of higher volume.

On a year-over-year FEU basis, Hawaii container volume increased 8.2 percent primarily due to (a) higher retail and hospitality-related demand due to the reopening of the Hawaii economy compared to the negatively impacted volume in the year ago period as a result of the pandemic and the state’s COVID-19 mitigation efforts and (b) the benefit of an extra week, partially offset by volume associated with the dry-docking of a competitor’s vessel in the second quarter of last year; Alaska volume increased by 7.7 percent due to (i) the increase in volume from the AAX, (ii) higher northbound volume primarily due to higher retail-related demand compared to the negatively impacted volume in the year ago period as a result of the pandemic and the state’s COVID-19 mitigation efforts, (iii) higher southbound volume, and (iv) the benefit of an extra week; China volume was 55.4 percent higher primarily due to (A) incremental volume from the CLX+ service, (B) the addition of volume from the CCX service, (C) higher volume on the CLX service as a result of increased capacity in the tradelane, and (D) the benefit of an extra week; Guam volume was 15.9 percent higher primarily due to higher retail-related demand compared to the negatively impacted volume in the year ago period as a result of the pandemic and the island’s COVID-19 mitigation measures; and Other container volume increased 15.4 percent primarily due to higher volume in Okinawa and the addition of China-Auckland Express volume in the South Pacific.

Ocean Transportation operating income increased $892.9 million during the year ended December 31, 2021, compared with the year ended December 31, 2020. The increase was primarily due to considerably higher average freight rates and higher volume in China, partially offset by higher operating costs and expenses primarily due to the CLX+ and CCX services.

The Company’s SSAT terminal joint venture investment contributed $56.3 million during the year ended December 31, 2021, compared to a contribution of $26.3 million during the year ended December 31, 2020. The increase was primarily driven by higher lift volume and higher other terminal revenue.

Logistics — Three months ended December 31, 2021 compared with 2020

	Three Months Ended December 31,
(Dollars in millions)	2021	2020	Change
Logistics revenue	$241.1	$156.2	$84.9	54.4%
Operating costs and expenses	(226.3)	(146.6)	(79.7)	54.4%
Operating income	$14.8	$9.6	$5.2	54.2%
Operating income margin	6.1%	6.1%

Logistics revenue increased $84.9 million, or 54.4 percent, during the three months ended December 31, 2021, compared with the three months ended December 31, 2020. The increase was primarily due to higher transportation brokerage and supply chain management revenue.

Logistics operating income increased $5.2 million, or 54.2 percent, for the three months ended December 31, 2021, compared with the three months ended December 31, 2020. The increase was primarily due to higher contributions from supply chain management and transportation brokerage.

Logistics — Year ended December 31, 2021 compared with 2020

	Years Ended December 31,
(Dollars in millions)	2021	2020	Change
Logistics revenue	$792.5	$529.4	$263.1	49.7%
Operating costs and expenses	(742.7)	(493.9)	(248.8)	50.4%
Operating income	$49.8	$35.5	$14.3	40.3%
Operating income margin	6.3%	6.7%

Logistics revenue increased $263.1 million, or 49.7 percent, during the year ended December 31, 2021, compared with the year ended December 31, 2020. The increase was primarily due to higher transportation brokerage and supply chain management revenue.

Logistics operating income increased $14.3 million, or 40.3 percent, for the year ended December 31, 2021, compared with the year ended December 31, 2020. The increase was due primarily to higher contributions from supply chain management, transportation brokerage and freight forwarding.

Liquidity, Cash Flows and Capital Allocation

Matson’s Cash and Cash Equivalents increased by $268.0 million from $14.4 million at December 31, 2020 to $282.4 million at December 31, 2021. Matson generated net cash from operating activities of $984.1 million during the year ended December 31, 2021, compared to $429.8 million during the year ended December 31, 2020. Capital expenditures totaled $325.3 million for the year ended December 31, 2021, compared with $192.3 million for the year ended December 31, 2020. The increase in capital expenditures was primarily due to the lease termination payment of $95.8 million for Maunalei and the purchase of equipment to support our new China tradelane services. Total debt decreased by $131.1 million during the year to $629.0 million as of December 31, 2021, of which $564.0 million was classified as long-term debt. As of December 31, 2021 Matson had available borrowings under its revolving credit facility of $642.0 million and a leverage ratio per the amended debt agreements of approximately 0.5x.

During the fourth quarter and full year 2021, Matson repurchased approximately 1.0 million shares and 2.5 million shares for a total cost of $84.5 million and $200.1 million, respectively. From January 3, 2022 through February 16, 2022, Matson repurchased an additional approximately 0.3 million shares for a total cost of $30.5 million. On January 27, 2022 the Company announced an increase of three million shares in its existing share repurchase program.

As previously announced, Matson’s Board of Directors declared a cash dividend of $0.30 per share payable on March 3, 2022 to all shareholders of record as of the close of business on February 10, 2022.

Teleconference and Webcast

A conference call is scheduled on February 17, 2022 at 4:30 p.m. ET when Matt Cox, Chairman and Chief Executive Officer, and Joel Wine, Executive Vice President and Chief Financial Officer, will discuss Matson’s fourth quarter results.

Date of Conference Call:	Thursday, February 17, 2022
Scheduled Time:	4:30 p.m. ET / 1:30 p.m. PT / 11:30 a.m. HT
Participant Toll Free Dial-In #:	1-877-312-5524
International Dial-In #:	1-253-237-1144

The conference call will be broadcast live along with an additional slide presentation on the Company’s website at www.matson.com, under Investors. A replay of the conference call will be available approximately two hours after the call through February 24, 2022 by dialing 1-855-859-2056 or 1-404-537-3406 and using the conference number 3023619. The slides and audio webcast of the conference call will be archived for one full quarter on the Company's website at www.matson.com, under Investors.

About the Company

Founded in 1882, Matson (NYSE: MATX) is a leading provider of ocean transportation and logistics services. Matson provides a vital lifeline to the domestic non-contiguous economies of Hawaii, Alaska, and Guam, and to other island economies in Micronesia. Matson also operates premium, expedited services from China to Long Beach, California, provides service to Okinawa, Japan and various islands in the South Pacific, and operates an international export service from Dutch Harbor to Asia. The Company's fleet of owned and chartered vessels includes containerships, combination container and roll-on/roll-off ships and custom-designed barges. Matson Logistics, established in 1987, extends the geographic reach of Matson’s transportation network throughout North America. Its integrated, asset-light logistics services include rail intermodal, highway brokerage, warehousing, freight consolidation, Asia supply chain services, and forwarding to Alaska. Additional information about the Company is available at www.matson.com.

GAAP to Non-GAAP Reconciliation

This press release, the Form 8-K and the information to be discussed in the conference call include non-GAAP measures. While Matson reports financial results in accordance with U.S. generally accepted accounting principles (“GAAP”), the Company also considers other non-GAAP measures to evaluate performance, make day-to-day operating decisions, help investors understand our ability to incur and service debt and to make capital expenditures, and to understand period-over-period operating results separate and apart from items that may, or could, have a disproportional positive or negative impact on results in any particular period. These non-GAAP measures include, but are not limited to, Earnings Before Interest, Income Taxes, Depreciation and Amortization (“EBITDA”) and Net Debt.

Forward-Looking Statements

Statements in this news release that are not historical facts are “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995, including without limitation those statements regarding performance and financial results; capital expenditures; vessel transit times; demand for our China services; duration of the CCX service; supply chain congestion; supply chain constraints; consumption trends; retail and e-commerce demand; inventory restocking conditions; timing and level of industry normalization; tourism and visitor levels; unemployment trends; economic recovery and drivers in Hawaii, Alaska and Guam; volume trends; impact of COVID-19 and its variants; lift activity at SSAT; import volume into U.S. West Coast; the costs and timing of liquefied natural gas installations on certain vessels; refleeting initiatives; cash flow expectations and uses of cash and cash flows; debt reduction; return of capital; capital allocation plans; payback on new equipment purchases; and tax deductions and effective tax rate. These statements involve a number of risks and uncertainties that could cause actual results to differ materially from those contemplated by the relevant forward-looking statement, including but not limited to risks and uncertainties relating to repeal, substantial amendment or waiver of the Jones Act or its application, or our failure to maintain our status as a United States citizen under the Jones Act; regional, national and international economic conditions; new or increased competition or improvements in competitors’ service levels; fuel prices, the availability of required fuels, and our ability to collect fuel-related surcharges; our relationship with vendors, customers and partners and changes in related agreements; the actions of our competitors; our ability to offer a differentiated service in China for which customers are willing to pay a significant premium; the imposition of tariffs or a change in international trade policies; the magnitude and timing of the impact of public health crises, including COVID-19; any unanticipated dry-dock or repair expenses; any delays or cost overruns related to the modernization of terminals; consummating and integrating acquisitions; changes in general economic and/or industry-specific conditions; competition and growth rates within the logistics industry; freight levels and increasing costs and availability of truck capacity or alternative means of transporting freight; changes in relationships with existing truck, rail, ocean and air carriers; changes in customer base due to possible consolidation among customers; conditions in the financial markets; changes in our credit profile and our future financial performance; our ability to obtain future debt financings; continuation of the Title XI and CCF programs; the impact of future and pending legislation and regulations, including regulations related to greenhouse gas emissions and other environmental laws and regulations; government regulations and investigations; relations with our unions; satisfactory negotiation and renewal of expired collective bargaining agreements without significant disruption to Matson’s operations; war, terrorist attacks or other acts of violence; the use of our information technology and communication systems and cybersecurity attacks; and the occurrence of marine accidents, poor weather or natural disasters. These forward-looking statements are not guarantees of future performance. This release should be read in conjunction with our Annual Report on Form 10-K for the year ended December 31, 2020 and our other filings with the SEC through the date of this release, which identify important factors that could affect the forward-looking statements in this release. We do not undertake any obligation to update our forward-looking statements.

MATSON, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income

(Unaudited)

	Three Months Ended		Years Ended
	December 31,		December 31,
(In millions, except per share amounts)	2021	2020	2021	2020
Operating Revenue:
Ocean Transportation	$1,025.9	$543.9	$3,132.8	$1,853.9
Logistics	241.1	156.2	792.5	529.4
Total Operating Revenue	1,267.0	700.1	3,925.3	2,383.3

Costs and Expenses:
Operating costs	(748.0)	(533.9)	(2,557.6)	(1,904.3)
Income from SSAT	21.3	10.9	56.3	26.3
Selling, general and administrative	(64.8)	(59.4)	(236.5)	(225.0)
Total Costs and Expenses	(791.5)	(582.4)	(2,737.8)	(2,103.0)

Operating Income	475.5	117.7	1,187.5	280.3
Interest expense	(4.7)	(4.9)	(22.6)	(27.4)
Other income (expense), net	1.7	1.6	6.4	6.1
Income before Income Taxes	472.5	114.4	1,171.3	259.0
Income taxes	(78.0)	(28.8)	(243.9)	(65.9)
Net Income	$394.5	$85.6	$927.4	$193.1

Basic Earnings Per Share	$9.51	$1.99	$21.67	$4.48
Diluted Earnings Per Share	$9.39	$1.96	$21.47	$4.44

Weighted Average Number of Shares Outstanding:
Basic	41.5	43.1	42.8	43.1
Diluted	42.0	43.7	43.2	43.5

MATSON, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(Unaudited)

	December 31,	December 31,
(In millions)	2021	2020
ASSETS
Current Assets:
Cash and cash equivalents	$282.4	$14.4
Other current assets	422.1	291.5
Total current assets	704.5	305.9
Long-term Assets:
Investment in SSAT	58.7	48.7
Property and equipment, net	1,878.3	1,689.9
Goodwill	327.8	327.8
Intangible assets, net	181.1	192.0
Other long-term assets	542.7	336.3
Total long-term assets	2,988.6	2,594.7
Total assets	$3,693.1	$2,900.6

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Current portion of debt	$65.0	$59.2
Other current liabilities	547.4	452.3
Total current liabilities	612.4	511.5
Long-term Liabilities:
Long-term debt, net of deferred loan fees	549.7	685.6
Deferred income taxes	425.2	389.6
Other long-term liabilities	438.4	352.7
Total long-term liabilities	1,413.3	1,427.9

Total shareholders’ equity	1,667.4	961.2
Total liabilities and shareholders’ equity	$3,693.1	$2,900.6

MATSON, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Years Ended December 31,
(In millions)	2021	2020	2019
Cash Flows From Operating Activities:
Net income	$927.4	$193.1	$82.7
Reconciling adjustments:
Depreciation and amortization	135.9	114.9	100.4
Amortization of operating lease right of use assets	103.3	74.8	60.7
Deferred income taxes	33.2	52.1	23.6
(Gain) Loss on disposal of property and equipment	(0.8)	2.8	(1.4)
Share-based compensation expense	19.3	18.8	11.3
Income from SSAT	(56.3)	(26.3)	(20.8)
Distributions from SSAT	46.9	55.4	25.2
Changes in assets and liabilities:
Accounts receivable, net	(90.3)	(48.0)	17.8
Deferred dry-docking payments	(36.3)	(16.8)	(25.9)
Deferred dry-docking amortization	24.3	25.1	34.3
Prepaid expenses and other assets	(48.1)	21.9	24.5
Accounts payable, accruals and other liabilities	39.6	44.8	(13.9)
Operating lease liabilities	(99.7)	(75.9)	(59.9)
Other long-term liabilities	(14.3)	(6.9)	(9.8)
Net cash provided by operating activities	984.1	429.8	248.8

Cash Flows From Investing Activities:
Capitalized vessel construction expenditures	(14.9)	(87.8)	(219.1)
Other capital expenditures	(310.4)	(104.5)	(91.2)
Proceeds from disposal of property and equipment	1.9	15.3	3.4
Cash deposits into Capital Construction Fund	(31.2)	(132.4)	(96.2)
Withdrawals from Capital Construction Fund	31.2	132.4	96.2
Net cash used in investing activities	(323.4)	(177.0)	(306.9)

Cash Flows From Financing Activities:
Proceeds from issuance of debt	—	325.5	—
Repayments of debt	(59.3)	(216.5)	(42.1)
Proceeds from revolving credit facility	304.3	648.0	622.1
Repayments of revolving credit facility	(376.1)	(955.3)	(478.0)
Payment of financing costs	(3.0)	(18.5)	—
Proceeds from issuance of common stock	—	0.1	0.3
Dividends paid	(45.9)	(39.2)	(37.2)
Repurchase of Matson common stock	(198.3)	—	—
Tax withholding related to net share settlements of restricted stock units	(14.4)	(5.6)	(3.1)
Net cash (used in) provided by financing activities	(392.7)	(261.5)	62.0

Net Increase (Decrease) in Cash, Cash Equivalents and Restricted Cash	268.0	(8.7)	3.9
Cash, Cash Equivalents and Restricted Cash, Beginning of the Year	19.7	28.4	24.5
Cash, Cash Equivalents and Restricted Cash, End of the Year	$287.7	$19.7	$28.4

Reconciliation of Cash, Cash Equivalents, and Restricted Cash, at End of the Year:
Cash and Cash Equivalents	$282.4	$14.4	$21.2
Restricted Cash	5.3	5.3	7.2
Total Cash, Cash Equivalents and Restricted Cash, End of the Year	$287.7	$19.7	$28.4

Supplemental Cash Flow Information:
Interest paid, net of capitalized interest	$19.3	$26.2	$22.0
Income tax paid, net of income tax refunds	$241.6	$(16.1)	$(24.2)

Non-cash Information:
Capital expenditures included in accounts payable, accruals and other liabilities	$6.4	$24.7	$8.5

MATSON, INC. AND SUBSIDIARIES

Total Debt to Net Debt and Net Income to EBITDA Reconciliations

(Unaudited)

NET DEBT RECONCILIATION

December 31,
(In millions)	2021
Total Debt (1):	$629.0
Less: Cash and cash equivalents	(282.4)
Net Debt	$346.6

EBITDA RECONCILIATION

	Three Months Ended
	December 31,
(In millions)	2021	2020	Change
Net Income	$394.5	$85.6	$308.9
Add: Income taxes	78.0	28.8	49.2
Add: Interest expense	4.7	4.9	(0.2)
Add: Depreciation and amortization	34.2	29.7	4.5
Add: Dry-dock amortization	6.3	7.3	(1.0)
EBITDA (2)	$517.7	$156.3	$361.4

	Years Ended
	December 31,
(In millions)	2021	2020	Change
Net Income	$927.4	$193.1	$734.3
Add: Income taxes	243.9	65.9	178.0
Add: Interest expense	22.6	27.4	(4.8)
Add: Depreciation and amortization	132.1	112.2	19.9
Add: Dry-dock amortization	24.3	25.1	(0.8)
EBITDA (2)	$1,350.3	$423.7	$926.6

(1)	Total Debt is presented before any reduction for deferred loan fees as required by GAAP.
(2)	EBITDA is defined as the sum of net income plus income taxes, interest expense and depreciation and amortization (including deferred dry-docking amortization). EBITDA should not be considered as an alternative to net income (as determined in accordance with GAAP), as an indicator of our operating performance, or to cash flows from operating activities (as determined in accordance with GAAP) as a measure of liquidity. Our calculation of EBITDA may not be comparable to EBITDA as calculated by other companies, nor is this calculation identical to the EBITDA used by our lenders to determine financial covenant compliance.